Exhibit 99.3

3rd Quarter 2010 Earnings October 27, 2010 UniSource Energy Corporation

UniSource Energy Safe Harbor Safe Harbor and Non-GAAP MeasuresThis document contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company's pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP's generating plants; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from historical results or from outcomes currently expected by UniSource Energy.The Company's press releases and other communications may include certain non-Generally Accepted Accounting Principles (GAAP) financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements. Non-GAAP financial measures utilized by the Company include presentations of revenues, operating expenses, operating income and earnings (loss) per share. The Company uses these non-GAAP measures to evaluate the operations of the Company. Certain non-GAAP financial measures utilized by the Company exclude: the impact of non-recurring items: the effect of accounting changes or adjustments; expenses that are reimbursed by third parties; and other items. The Company's management believes that these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings or cash flow capacity of the Company's operations. Management also believes that the presentation of the non-GAAP financial measures is largely consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures with respect to prior periods. 1

(CHART) UniSource Energy Earnings Walk 2 3rd Quarter 2010 vs. 3rd Quarter 2009Per Diluted Share Q3 2009 Diluted EPS TEP Springerville Unit 4 Benefits UNS Depreciation & Amortization Expense Q3 2010 Diluted EPS Other Millennium TEP Retail Gross Margin UES Retail Gross Margin

(CHART) UniSource Energy Earnings Walk 3 YTD Sept. 30, 2009 Diluted EPS UNS Base O&M TEPRetail Gross Margin TEP SGS Unit 4 Benefits UNS Depr. & Amort. YTD Sept. 30, 2010 vs. YTD Sept. 30, 2009Per Diluted Share Millennium YTD Sept. 30, 2010 Diluted EPS Other TEP Wholesale Transm. Revenues TEP Long-term WholesaleMargin TEP Total Other Income UESRetail Gross Margin

TEP 3rd Quarter Sales 4 5.0% (1.3%) (1.0%) (1.0%) 7.0% (2.3%) (2.4%) (0.3%) Chng. vs. prior period Chng. vs. prior period (CHART) (CHART) 3,037 2,966 3,036 3,026 2,838 7,497 7,396 7,322 7,249 7,140